                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-24637


PROSPECTUS SUPPLEMENT
----------------------------------

(TO PROSPECTUS DATED APRIL 21, 1997)

                                  $75,000,000

     [LOGO]                  CAMDEN PROPERTY TRUST
                     REMARKETED RESET NOTES DUE MAY 9, 2002

                            ------------------------

    The Remarketed Reset Notes due May 9, 2002 (the "Notes") offered hereby are being issued by Camden Property Trust, a Texas real estate investment trust (the "Company"), in an aggregate principal amount of $75,000,000.

    During the one-year period ending May 11, 1998 (the "Initial Spread Period"), the interest rate on the Notes will be reset quarterly, and will equal LIBOR plus the applicable Spread. The Spread during the Initial Spread Period is
 .32%. After the Initial Spread Period, the character and duration of the interest rate on the Notes will be agreed to by the Company and the Remarketing Underwriter on each applicable Duration/Mode Determination Date and the Spread will be agreed to by the Company and the Remarketing Underwriter on the corresponding Spread Determination Date. Interest on the Notes during each Subsequent Spread Period shall be payable, as applicable, either (i) at a floating interest rate (such Notes being in the "Floating Rate Mode", and such interest rate being a "Floating Rate") or (ii) at a fixed interest rate (such Notes being in the "Fixed Rate Mode" and such interest rate being a "Fixed Rate"), in each case as determined by the Remarketing Underwriter and the Company in accordance with a Remarketing Agreement between the Remarketing Underwriter and the Company (the "Remarketing Agreement").

    After the Initial Spread Period, the Spread applicable to each Subsequent Spread Period will be determined on each subsequent Spread Determination Date which precedes the beginning of the corresponding Subsequent Spread Period, pursuant to agreement between the Company and the Remarketing Underwriter (except as otherwise provided below), and the interest rate mode used for each Subsequent Spread Period may be a Floating Rate Mode or a Fixed Rate Mode, at the discretion of the Company and the Remarketing Underwriter. If the Company and the Remarketing Underwriter are unable to agree on the Spread, (1) the Subsequent Spread Period will be one year, (2) the Notes will be reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period will be the Alternate Spread and (4) the Notes will be redeemable at the option of the Company, in whole or in part, upon at least 10 Business Days' notice given by no later than the second Business Day after the relevant Spread Determination Date, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. During the Initial Spread Period, interest on the Notes will be payable quarterly in arrears on August 9, 1997, November 9, 1997, February 9, 1998 and May 11, 1998 (or, if not a Business Day, on the next succeeding Business Day except as described herein). After the Initial Spread Period, (i) if the Notes are in the Floating Rate Mode, interest on the Notes will be payable, unless otherwise specified on the applicable Duration/Mode Determination Date, quarterly in arrears on each February 9, May 9, August 9 and November 9 during the applicable Subsequent Spread Period, or
(ii) if the Notes are in the Fixed Rate Mode, interest on the Notes will be payable, unless otherwise specified on the applicable Duration/Mode Determination Date, semiannually in arrears on each May 9 and November 9 during the applicable Subsequent Spread Period. "Interest Payment Dates" as used herein shall mean any date interest is paid on the Notes. See "Description of Notes."

    The Notes are not redeemable prior to May 11, 1998. Thereafter, the Notes may be redeemable, at the option of the Company, on those Interest Payment Dates that are specified as redemption dates by the Company on the applicable Duration/Mode Determination Date, in whole or in part, upon notice thereof given at any time during the 45 calendar day period ending on the tenth calendar day prior to the redemption date (provided that notice of any partial redemption must be given to the Noteholders at least 15 calendar days prior to the redemption date), at 100% of their principal amount, together with accrued interest to the redemption date. Unless previously redeemed, the Notes will mature on May 9, 2002. See "Description of Notes -- Redemption of the Notes."

    The Notes will be represented by a single Global Note registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interest in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued.
                                                        (continued on next page)
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Notes will be sold to the public at varying prices to be determined by the Underwriter at the time of each sale. The net proceeds to the Company, before deducting expenses payable by the Company (estimated to be $100,000), will be 99.70% of the principal amount of the Notes sold and the aggregate net proceeds will be $74,775,000. For further information with respect to the plan of distribution and any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Underwriting."

    The Notes are offered by the Underwriter, subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriter, subject to approval of certain legal matters by counsel for the Underwriter and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Global Note will be made in book-entry form through the facilities of DTC in New York, New York on or about May 9, 1997.
                            ------------------------

                              MERRILL LYNCH & CO.
                            ------------------------
             The date of this Prospectus Supplement is May 6, 1997.

(continued from previous page)

         If the Company and the Remarketing Underwriter agree on the Spread with respect to any Subsequent Spread Period, each Note may be tendered to the Remarketing Underwriter for purchase from the tendering Noteholder at 100% of its principal amount and for remarketing by the Remarketing Underwriter on the date immediately following the end of each Subsequent Spread Period (the "Tender Date"). The Tender Date for the initial Subsequent Spread Period will be May 11, 1998. Notice of a beneficial owner's election to tender to the Remarketing Underwriter must be received by the Remarketing Underwriter during the five calendar day period ending at 5:00 p.m., New York City time, on the fifth calendar day following the relevant Spread Determination Date. The obligation of the Remarketing Underwriter to purchase tendered Notes from the tendering Noteholders will be subject to certain conditions and termination events customary in the Company's public offerings. If the Remarketing Underwriter does not purchase all tendered notes on the relevant Tender Date,
(1) all tender notices relating thereto will be null and void, (2) the Subsequent Spread Period will be one year, (3) the Notes will be reset to the Floating Rate Mode, (4) the Spread for such Subsequent Spread Period will be the Alternate Spread and (5) the Notes will be redeemable at the option of the Company, in whole or in part, upon at least 10 Business Days' notice given by no later than the second Business Day following the relevant Tender Date, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. No beneficial owner of any Note shall have any rights or claims against the Company or the Remarketing Underwriter as a result of the Remarketing Underwriter not purchasing such Notes, except as provided in clause (4) of the preceding sentence. See "Description of Notes -- Tender at Option of Beneficial Owners."

         THE UNDERWRITER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING TRANSACTIONS AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" HEREIN.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference. This Prospectus Supplement and the accompanying Prospectus, including incorporated documents, contain forward-looking statements within the meaning of Section 27A of the Securities Act (as defined below) and Section 21E of the Exchange Act (as defined below). The Company's actual results could differ materially from those set forth in the forward-looking statements.

                                  THE COMPANY

         Camden Property Trust is a self-administered and self-managed real estate investment trust (a "REIT") formed pursuant to the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"). As of December 31, 1996, the Company owned and operated 48 multifamily properties (the "Operating Properties") containing 17,611 units located in Houston, Dallas/Fort Worth, Austin, Corpus Christi, El Paso, Phoenix and Tucson. The Operating Properties had a weighted average occupancy rate of 94.0% for the year ended December 31, 1996. The Company also had five multifamily properties under development in Houston, Dallas and Phoenix (the "Development Properties") which will, when completed, add 1,778 units to its portfolio, and has one site in Denver which it intends to develop.

         On December 16, 1996, the Company entered into an Agreement and Plan of Merger with Paragon Group, Inc., a Maryland corporation ("Paragon"), which was approved by the shareholders of both entities on April 15, 1997 and effected on April 15, 1997. Pursuant to the Agreement and Plan of Merger, Paragon merged with and into a wholly-owned subsidiary of the Company and each share of common stock, par value $.01 per share, of Paragon was converted into the right to receive 0.64 common shares of the Company (the "Merger").

         Paragon was a fully integrated REIT headquartered in Dallas, Texas whose business was the operation, development and acquisition of multifamily residential communities in the Southwest, Midwest, North Carolina and Florida. Paragon was a self-administered and self-managed REIT that, as of December 31, 1996, owned (either directly or through interests in other entities) interests in 57 multifamily residential communities totalling 15,954 apartment units (the "Paragon Residential Properties") located in six states, with three additional multifamily communities, totaling 856 residential units, under construction. Paragon also had indirect minority ownership interests in three commercial properties, including a 20% interest in a 401,625 square foot office building. As of December 31, 1996, Paragon, through Paragon Residential Services, Inc., managed 77 multifamily residential communities (including the Paragon Residential Properties) located across the United States, containing approximately 21,696 apartment units. Subsequent to December 31, 1996 and prior to consummation of the Merger, three of Paragon's properties containing 835 units were sold and all three of Paragon's construction properties were substantially complete and in lease-up, resulting in 15,975 units in its portfolio at the date of the Merger. Following the Merger, the Company had an interest in a multifamily property portfolio (the "Properties") which totalled 35,364 units as of April 15, 1997.

         Management believes that the Merger provides the Company with several operational and financial benefits, including, but not limited to: (i) increased geographic diversification of the Company's multifamily property portfolio, as well as increased market share in certain Southwestern markets and entry into new Southeastern and Midwestern growth markets, which add to the strength and predictability of the Company's cash flow; (ii) the elimination of certain redundant activities in the combined organization and the resulting savings in costs and expenses; and (iii) increased size and increased liquidity for the Company's common shares of beneficial interest ("Common Shares"), and the related improvement in access to equity and debt capital. Further, due to the benefits of increased size, scope and diversification, management believes the Company is in a better position to receive a potential ratings upgrade, which could result in a lower relative cost of debt.

         As a result of the Merger, the Company now owns 45.2% of its assets through Camden Operating, L.P. (the "Operating Partnership"), which the Company controls through its subsidiaries CPT-GP, Inc., the sole general partner of and the holder of a 1.0% general partner interest in the Operating Partnership, and CPT-LP, Inc., the holder of 79.1% of the units of limited partnership in the Operating Partnership. Generally, all management powers over the business and affairs of the Operating Partnership are exclusively vested in CPT-GP, Inc., and consequently, the exercise of such powers is controlled by the Company.

         The Company is vertically integrated, with operations that encompass multifamily property acquisition, development, construction services, management, marketing, finance, leasing, brokerage and asset management. Camden's principal executive offices are located at 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027, and its telephone number is (713) 964-3555.

                                  THE OFFERING

         All capitalized terms used herein and not defined herein have the meanings provided in "Description of Notes." For a more complete description of the terms of the Notes specified in the following summary, see "Description of Notes" herein and "Description of Debt Securities" in the accompanying Prospectus.


SECURITIES OFFERED  . . . . . .      $75,000,000 aggregate principal amount of
                                     Remarketed Reset Notes due May  9, 2002.

MATURITY  . . . . . . . . . . .      The Notes will mature on May 9, 2002,
                                     unless previously redeemed.

INTEREST PAYMENT DATES  . . . .      During the Initial Spread Period, interest
                                     on the Notes will be payable quarterly on August 9, 1997, November 9, 1997, February
                                     9, 1998 and May 11, 1998.  During the
                                     Initial Spread Period, the interest rate on the Notes will be reset quarterly.
                                     After the Initial Spread Period, interest on the Notes will be payable in arrears
                                     (i) on each February 9, May 9, August 9
                                     and November 9 during the Subsequent
                                     Spread Period in the case of Notes in the Floating Rate Mode or (ii) on each May 9 and November 9 during the Subsequent
                                     Spread Period in the case of Notes in the Fixed Rate Mode, in either case unless otherwise specified by the Company and the Remarketing Underwriter on the applicable
                                     Duration/Mode Determination Date in
                                     connection with the establishment of each Subsequent Spread Period. See
                                     "Description of Notes."

RANKING . . . . . . . . . . . .      The Notes will be senior unsecured
                                     obligations of the Company and will rank equally with the Company's other unsecured and unsubordinated indebtedness. The
                                     Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company and to indebtedness and other liabilities of any subsidiary of the Company. See "Capitalization."

REDEMPTION  . . . . . . . . . .      The Notes may not be redeemed by the
                                     Company prior to May 11, 1998.  On that
                                     date and on any redemption date agreed to by the Company and the Remarketing
                                     Underwriter, as selected on each
                                     Duration/Mode Determination Date, the
                                     Notes may be redeemed at the option of the Company, as described herein. The Notes also may be redeemed at the option of the Company under certain circumstances, as described herein. See "Description of
                                     Notes -- Tender at Option of Beneficial
                                     Owners" and "-- Redemption of the Notes."

USE OF PROCEEDS . . . . . . . .      The net proceeds to the Company of
                                     approximately $74.7 million from the sale
                                     of the Notes will be used to reduce
                                     indebtedness outstanding under the
                                     Company's $150 million unsecured revolving
                                     credit facility (the "Unsecured Credit
                                     Facility").   See "Use of Proceeds."

LIMITATIONS ON INCURRENCE
OF DEBT . . . . . . . . . . . .      The Notes will contain various covenants
                                     including the following:

                                     o Neither the Company nor any Subsidiary
                                       (as herein defined) may incur any Debt
                                       (as herein defined) if, after giving
                                       effect thereto, the aggregate principal
                                       amount of all outstanding Debt of the
                                       Company and its Subsidiaries on a
                                       consolidated basis is greater than 60%
                                       of the sum of (i) the Total Assets (as
                                       herein defined) of the Company and its
                                       Subsidiaries as of the end of the most
                                       recent calendar quarter and (ii) the
                                       purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

                                     o Neither the Company nor any Subsidiary
                                       may incur any Debt secured by any
                                       mortgage or other lien upon any property of the Company or any Subsidiary if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Company and its

                                       Subsidiaries on a consolidated basis
                                       which is secured by any mortgage or
                                       other lien on any property of the
                                       Company or any Subsidiary is  greater
                                       than  40%  of the  sum of  (i)  the
                                       Total Assets of the Company and its
                                       Subsidiaries as of the end of the most
                                       recent calendar quarter and (ii) the
                                       purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the Incurrence of such additional Debt.

                                     o The Company and its Subsidiaries may not
                                       at any time own Total Unencumbered
                                       Assets (as herein defined) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as herein defined) of the Company and its Subsidiaries on a consolidated basis.

                                     o Neither the Company nor any Subsidiary
                                       may incur any Debt, if, after giving
                                       effect thereto, the ratio of
                                       Consolidated Income Available for Debt
                                       Service (as herein defined) to the
                                       Annual Service Charge (as herein
                                       defined) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to certain assumptions.

                                     For a more complete description of the
                                     terms and definitions used in the
                                     foregoing summary of Limitations on
                                     Incurrence of Debt, see "Description of
                                     Notes--Certain Covenants."

                                  THE COMPANY

GENERAL

         Camden Property Trust is a self-administered and self-managed REIT formed pursuant to the Texas REIT Act. Unless the context otherwise requires, all references herein to the "Company" shall mean Camden Property Trust and its subsidiaries, and "Centeq" shall mean Centeq Investments, Inc. and its predecessors and related affiliates, partnerships and companies. As of December 31, 1996, the Company owned and operated 48 Operating Properties containing 17,611 units located in Houston, Dallas/Fort Worth, Austin, Corpus Christi, El Paso, Phoenix and Tucson. The Operating Properties had a weighted average occupancy rate of 94.0% for the year ended December 31, 1996. The Company also had five Development Properties in Houston, Dallas and Phoenix which will, when completed, add 1,778 units to its portfolio, and has one site in Denver which it intends to develop. The Company is vertically integrated, with operations that encompass multifamily property acquisition, development, construction services, management, marketing, finance, leasing, brokerage and asset management.

         The Company was formed in 1993 to continue the multifamily property acquisition, development, management and marketing operations and related business objectives and strategies of Centeq (the "Multifamily Operations"). Upon completion of the Company's initial public offering in July 1993 and the concurrent completion of the transactions involved in the formation of the Company (the "Formation Transactions"), the Company succeeded to the Multifamily Operations of Centeq and owned and operated 20 properties located in the Houston, Dallas and Austin metropolitan areas containing 7,054 units and owned contracts to purchase two development properties. The predecessors of Centeq were formed in 1982 by Richard J. Campo, the Company's Chairman of the Board of Trust Managers and Chief Executive Officer, and D. Keith Oden, the Company's President and Chief Operating Officer, to provide real estate services to owners and financial institutions. Centeq was involved in the acquisition, development, management and marketing of approximately 28 multifamily properties containing 8,564 units in certain major Texas and other markets and the development, marketing and management of a number of other types of properties, including office facilities, high-rise condominiums and
research facilities.   The Company is operated under the direction of Messrs.
Campo and Oden and a management team consisting of substantially all of the former personnel of Centeq.

         On December 16, 1996, the Company entered into an Agreement and Plan of Merger with Paragon, which was approved by the shareholders of both entities on April 15, 1997 and effected on April 15, 1997. Pursuant to the Agreement and Plan of Merger, Paragon merged with and into a wholly-owned subsidiary of the Company and each share of common stock, par value $.01 per share, of Paragon was converted into the right to receive 0.64 Common Shares.

         Paragon was a fully integrated REIT headquartered in Dallas, Texas whose business was the operation, development and acquisition of multifamily residential communities in the Southwest, Midwest, North Carolina and Florida. Paragon was a self-administered and self-managed REIT that, as of December 31, 1996, owned (either directly or through interests in other entities) interests in 57 Paragon Residential Properties totalling 15,954 apartment units located in six states, with three additional multifamily communities, totaling 856 residential units, under construction. Paragon also had indirect minority ownership interests in three commercial properties, including a 20% interest in a 401,625 square foot office building. As of December 31, 1996, Paragon, through Paragon Residential Services, Inc., managed 77 multifamily residential communities (including the Paragon Residential Properties) located across the United States, containing approximately 21,696 apartment units. Subsequent to December 31, 1996 and prior to consummation of the Merger, three of Paragon's properties containing 835 units were sold and all three of Paragon's construction properties were substantially complete and in lease-up, resulting in 15,975 units in its portfolio at the date of the Merger. Following the Merger, the Company had an interest in a multifamily property portfolio which totalled 35,364 units as of April 15, 1997.

         Management believes that the Merger provides the Company with several operational and financial benefits, including, but not limited to: (i) increased geographic diversification of the Company's multifamily property portfolio, as well as increased market share in certain Southwestern markets and entry into new Southeastern and Midwestern growth markets, which add to the strength and predictability of the Company's cash flow; (ii) the elimination of certain redundant activities in the combined organization and the resulting savings in costs and expenses; and (iii) increased size and increased liquidity for the Company's Common Shares, and the related improvement in access to equity and debt capital. Further, due to the benefits of increased size, scope and diversification, management believes the Company is in a better position to receive a potential ratings upgrade, which could result in a lower relative cost of debt.

         Paragon had conducted substantially all of its business through an operating partnership structure. As a result of the Merger, the Company now owns 45.2% of its assets through the Operating Partnership, which the Company controls through its subsidiaries CPT-GP, Inc., the sole general partner of and the holder of a 1.0% general partner interest in the Operating

Partnership (the "General Partner"), and CPT-LP, Inc., the holder of 79.1% of the units of limited partnership in the Operating Partnership. The other limited partners of the Operating Partnership include entities controlled by former Paragon executive officers and other prior owners of interests in properties or assets owned by Paragon. The units of limited partnership are redeemable for cash or, at the election of the Company, Common Shares of the Company on the basis of one unit for one share. See "-- Property Ownership Structure."

         The Company is vertically integrated, with operations that encompass multifamily property acquisition, development, construction services, management, marketing, finance, leasing, brokerage and asset management. The Common Shares of the Company are listed on the New York Stock Exchange under the symbol "CPT." The Company's principal executive offices are located at 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027 and its telephone number is (713) 946-3555.

THE PROPERTIES

         The Properties typically consist of two and three story buildings in a landscaped setting. After giving effect to the Merger, the Properties' units average 792 square feet of living area and provide residents with a variety of amenities. Most of the Properties have, or are expected to have, one or more swimming pools and a clubhouse and many have whirlpool spas, tennis courts and controlled access gates. Many of the units offer additional features such as fireplaces, vaulted ceilings, microwave ovens, covered parking, icemakers, washers and dryers and ceiling fans.

         No single Property accounts for greater than 5% of the Company's total revenues. The Properties had a weighted average occupancy rate of 93.3% for the quarter ended December 31, 1996, excluding properties under development during that period. Resident leases are generally for six-month to thirteen-month terms and require security deposits. Ninety-four of the Operating Properties have in excess of 200 units, with the largest having 804 units. The Company currently has three properties under construction. Twenty-six of the Properties were placed in service in the ten years since 1988, sixty-seven were placed in service between 1978 and 1987 and fourteen were placed in service before 1978.

         The Company's real estate portfolio at December 31, 1996 and April 15, 1997, after giving effect to the Merger, is summarized as follows:


                                        December 31, 1996                  April 15, 1997
                                  ---------------------------      -----------------------------
                                  Units      Projects     %*       Units       Projects**    %*
                                  ------     --------   -----      ------      ----------  -----
PROPERTIES
Texas
  Houston                          7,745           20      40%      7,745             20      22%
  Dallas                           6,777           18      35       9,381             26      27

  Austin                           1,745            6       9       1,745              6       5
  Other                            1,585            5       8       1,585              5       4
                                  ------      -------   -----      ------        -------   -----
  Total Texas Properties          17,852           49      92      20,456             57      58

Arizona                            1,537            4       8       1,537              4       4
Florida                               --           --      --       6,007             21      17
Kentucky                              --           --      --       1,142              5       3

Missouri                              --           --      --       3,487             13      10
North Carolina                        --           --      --       2,735             10       8
                                  ------      -------   -----      ------        -------   -----
  Total Properties                19,389           53     100%     35,364            110     100%

----------------

*       Based on units.
** The totals for projects under development include 3 multifamily properties comprising 1,110 units, which were under construction as of April 15, 1997.

PROPERTY OWNERSHIP STRUCTURE

         The Company owns 54.8% of its assets directly or through wholly-owned corporate subsidiaries, and as a result of the Merger, 45.2% of its assets through the Operating Partnership. Generally, all management powers over the business and affairs of the Operating Partnership are exclusively vested in the General Partner, and consequently, the exercise of such powers is controlled by the Company without the consent of the limited partners, subject to certain limitations discussed below. Limited partners are not entitled to rights as shareholders of the Company prior to redemption of their limited partnership units.

         Specific powers granted to the General Partner include, without limitation, the full authority to make expenditures, lend or borrow funds on behalf of the Operating Partnership, provide guaranties for indebtedness, collect Operating Partnership funds, and acquire or dispose of or otherwise encumber or unencumber the assets of the Operating Partnership without the consent of the limited partners, subject only to certain narrow limitations with regard to the sale of all or substantially all of the assets of the Operating Partnership in a transaction not involving the liquidation of the Operating Partnership. If all or substantially all of the assets are to be disposed of in a transaction not involving a liquidation, the consent of a majority-in-interest of non-affiliated partners will be required. The General Partner may also engage in certain transactions with the Company or affiliates of the Company on behalf of the Operating Partnership, such as the sale or purchase of property or the borrowing or lending of funds, as long as such transactions are fair and reasonable to the Operating Partnership.

         The General Partner is required to distribute "available cash," if any, as determined by the General Partner in its reasonable discretion in accordance with the partnership agreement. Otherwise, the General Partner has no obligation to distribute cash to the limited partners, other than its general obligation to act in good faith in attempting to equalize distributions from the Operating Partnership with distributions made to the Company's shareholders. Under the partnership agreement, the General Partner has no obligation to consider the tax consequences of its actions to the limited partners.

         No member of the Company's management team owns an interest in the Operating Partnership, and only two of the seven trust managers of the Company own a limited partner interest (such members being former Paragon directors). Accordingly, Company management believes that conflicts of interest are minimal.

                                USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Notes are estimated to be approximately $74.7 million. The Company intends to use the net proceeds to reduce indebtedness under the Unsecured Credit Facility. The Unsecured Credit Facility matures in July, 2000, and currently bears interest
at LIBOR plus 1.05%.   In connection with the Merger, the Company has drawn
$95.0 million under the Unsecured Credit Facility for the repayment of certain outstanding indebtedness of Paragon, including Paragon's $44.2 million secured line of credit, $48.7 million outstanding under other secured obligations, and $2.1 million of related prepayment penalties. Additionally, in April, the Company retired $16.8 million of maturing secured debt using the Unsecured Credit Facility. The Company will, in the ordinary course of business, borrow under the Unsecured Credit Facility, issue unsecured medium term notes and use other sources of capital to fund acquisition and development costs and satisfy general working capital requirements, including the retirement of outstanding secured indebtedness, but does not intend to use secured debt for new borrowings in the future.

                                 CAPITALIZATION

CAPITAL STRUCTURE

         The following table sets forth the capitalization of the Company at December 31, 1996 on a historical basis and as adjusted to reflect: (i) the issuance of 9.5 million common shares and 2.4 million operating partnership units at a price of $27.75 per share; (ii) the assumption of $289.8 million of secured debt (both in connection with the Paragon Merger); and (iii) the conversion of $14.8 million principal amount of the Company's 7.33% Convertible Subordinated Debentures, all subsequent to year end. These amounts are further adjusted to reflect the sale by the Company of the Notes offered by this Prospectus Supplement at the face value thereof, and the application of the assumed net proceeds from the offering of the Notes. See "Use of Proceeds."

                                                                             December 31, 1996
                                                            ------------------------------------------------------
                                                              Camden
                                                             Property                                  As Further
                                                              Trust      Adjustments     As Adjusted    Adjusted
                                                            ----------  -------------  --------------  -----------
                                                                                (In thousands)
Notes Payable:
   Unsecured credit facility  . . . . . . . . . . . . . .   $   12,000  $      44,200  $       56,200  $    47,093
   Mortgages and other notes  . . . . . . . . . . . . . .       58,382        245,571         303,953      238,385
   Senior unsecured notes . . . . . . . . . . . . . . . .      173,800                        173,800      248,800
                                                            ----------  -------------  --------------  -----------
         Total notes payable  . . . . . . . . . . . . . .      244,182        289,771         533,953      534,278

7.33% Convertible Subordinated Debentures . . . . . . . .       27,702        (14,828)         12,874       12,874

Minority Interests                                                  --         65,268          65,268       65,268

Shareholders' Equity:
Preferred Shares, $0.01 par value; 10,000 authorized;               --             --              --           --
   no Preferred Shares issued and outstanding . . . . . .
Common Shares, $0.01 par value; 100,000                            165            101             266          266
   authorized; 16,521 issued and outstanding  . . . . . .
Additional paid-in capital  . . . . . . . . . . . . . . .      348,339        276,973         625,312      625,312
Distributions in excess of net income . . . . . . . . . .      (49,515)            --         (49,515)     (49,515)
Unearned restricted share awards  . . . . . . . . . . . .       (3,561)            --          (3,561)      (3,561)
                                                            ----------  -------------  --------------  -----------
         Total shareholders' equity . . . . . . . . . . .      295,428        277,074         572,502      572,502
                                                            ----------  -------------  --------------  -----------
                          Total capitalization  . . . . .   $  567,312  $     617,285  $    1,184,597  $ 1,184,922
                                                            ==========  =============  ==============  ===========

                              DESCRIPTION OF NOTES

         The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made.

         The Notes are to be issued under an Indenture and a Supplemental Indenture, each dated as of February 15, 1996 (collectively, the "Indenture"), between the Company and U.S. Trust Company of Texas, N.A. (the "Trustee"). The Indenture has been filed with the Securities and Exchange Commission (the "Commission") and incorporated by reference herein, and is available for inspection at the corporate trust office of the Trustee at 2001 Ross Avenue, Suite 2700, Dallas, Texas 75201. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Notes to be issued thereunder, and the statements made hereunder relating to the Remarketing Agreement and the Remarketing Underwriting Agreement (the forms of which will be filed, pursuant to a Current Report on Form 8-K, as an exhibit to the Registration Statement of which the Prospectus forms a part), are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, such Notes, the Remarketing Agreement and the Remarketing Underwriting Agreement. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

         The Notes will be limited to an aggregate principal amount of $75,000,000, and will mature, unless previously redeemed, on May 9, 2002. The Notes will be senior unsecured obligations of the Company and will rank equally with each other and with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company and to indebtedness and other liabilities of any Subsidiaries (as defined below). Accordingly, such prior indebtedness will have to be satisfied in full before holders of the Notes will be able to realize any value from the secured or indirectly-held properties.

         As of December 31, 1996, on a pro forma basis after giving effect to the issuance of the Notes offered hereby, the application of the proceeds therefrom, the conversion of certain of the Company's 7.33% Convertible Subordinated Debentures and the Merger on April 15, 1997, the total outstanding indebtedness of the Company was approximately $547.2 million, of which approximately 56.4% was unsecured. The Company may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "Certain Covenants--Limitations on Incurrence of Debt."

         Except as described under "-- Merger, Consolidation or Sale" and "-- Certain Covenants" below and under "Description of Debt Securities -- Merger, Consolidation or Sale" and "-- Certain Covenants" in the accompanying Prospectus, the Indenture does not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company or any Affiliate of the Company, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "-- Merger, Consolidation or Sale" and "-- Certain Covenants" below or under "Description of Debt Securities -- Merger, Consolidation or Sale" and "-- Certain Covenants" in the accompanying Prospectus, the Company may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Company that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, which may have an adverse effect on the Company's ability to service its indebtedness, including the Notes. The Company and its management have no present intention of engaging in a highly leveraged or similar transaction involving the Company.

FLOATING RATE MODE

         During the Initial Spread Period, interest on the Notes will be payable quarterly in arrears, on August 9, 1997, November 9, 1997, February 9, 1998 and May 11, 1998 (or, if not a Business Day (as defined below), on the next succeeding Business Day (except as described below)), to the persons in whose names the Notes are registered at the close of business on the applicable record date (i.e., the 15th calendar day, whether or not a Business Day, next preceding the applicable Interest Payment Date) next preceding such Interest Payment Date. During the Initial Spread Period and any Subsequent Spread Period, the interest rate on the Notes will be reset quarterly and the Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR (as defined below) for the applicable Quarterly Period (as defined below), plus the applicable Spread (as defined below). Interest on the Notes will accrue from and including each Interest Payment Date

(or in the case of the Initial Quarterly Period, May 9, 1997) to but excluding the next succeeding Interest Payment Date or maturity date, as the case may be. The Initial Quarterly Period will be the period from and including May 9, 1997 to but excluding the first Interest Payment Date (August 9, 1997) (the "Initial Quarterly Period"). Thereafter, each Quarterly Period during the Initial Spread Period or any Subsequent Spread Period (as defined below) (each, a "Quarterly Period") will be from and including the most recent Interest Payment Date to which interest has been paid to but excluding the next Interest Payment Date; the first day of a Quarterly Period is referred to herein as an "Interest Reset Date."

         The Spread applicable during the Initial Spread Period will be .32% (the "Initial Spread"), and the interest rate mode used for the Initial Spread Period will be the Floating Rate Mode. Thus, the interest rate per annum during the Initial Quarterly Period will be equal to LIBOR, determined as of May 7, 1997, plus .32%. The interest rate per annum for each succeeding Quarterly Period during the Initial Spread Period will equal LIBOR for such Quarterly Period plus the Initial Spread. Thereafter, the Spread will be determined in the manner described below for each subsequent Spread period (a "Subsequent Spread Period"), which will be one or more periods of at least six months and not more than four years (or any six month interval therein), designated by the Company, commencing on a May 9 or November 9 (or as otherwise specified by the Company and the Remarketing Underwriter on the applicable Duration/Mode Determination Date in connection with the establishment of each Subsequent Spread Period), as applicable (the "Commencement Date"), through and including May 9, 2002 (no Subsequent Spread Period may end after May 9, 2002). The first Commencement Date will be May 11, 1998.

         If any Interest Payment Date (other than at maturity), redemption date, Interest Reset Date, Duration/Mode Determination Date (as defined below), Spread Determination Date (as defined below), Commencement Date or Tender Date (as defined below) would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, Interest Reset Date, Duration/Mode Determination Date, Spread Determination Date, Commencement Date or Tender Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, Interest Reset Date, Commencement Date or Tender Date shall be the next preceding Business Day.

         LIBOR applicable for a Quarterly Period will be determined by the Rate Agent (as defined under "Tender at Option of Beneficial Owners" below) as of the second London Business Day (as defined below) preceding each Interest Reset Date (the "LIBOR Determination Date") in accordance with the following provisions:

         (i) LIBOR will be determined on the basis of the offered rates for three-month deposits in U.S. Dollars of not less than U.S. $1,000,000, commencing on the second London Business Day immediately following such LIBOR Determination Date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. "Telerate Page 3750" means the display designated on page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

         (ii) With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which three-month deposits in U.S. Dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Company) for loans in U.S. Dollars to leading European banks, having a three-month maturity commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such LIBOR Determination Date will be LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

FIXED RATE MODE

         If the Notes are to be reset to the Fixed Rate Mode, as agreed to by the Company and the Remarketing Underwriter on a Duration/Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined as of the sixth calendar day following the Spread Determination Date (provided that such date is a Business Day; otherwise, as of the next Business Day thereafter) (the "Fixed Rate Determination Date") (provided, however, that in the case where the Notice Date also falls on the Fixed Rate Determination Date, the Fixed Rate Determination Date will be the following Business Day thereafter), in accordance with the following provisions: the Fixed Rate will be a per annum rate and will be determined as of 12:00 noon on such Fixed Rate Determination Date by adding the applicable Spread (as agreed to by the Company and the Remarketing Underwriter on the preceding Spread Determination Date) to the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent after consultation with the Remarketing Underwriter, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

         Interest in the Fixed Rate Mode will be computed on the basis of a 360-day year of twelve 30-day months. Such interest will be payable semiannually in arrears on the Interest Payment Dates (May 9 and November 9, unless otherwise specified by the Company and the Remarketing Underwriter on the applicable Duration/Mode Determination Date) at the applicable Fixed Rate, as determined by the Company and the Remarketing Underwriter on the Fixed Rate Determination Date, beginning on the Commencement Date and for the duration of the relevant Subsequent Spread Period. Interest on the Notes will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date or maturity date, as the case may be. See "Additional Terms of the Notes" for other provisions applicable to Notes in the Fixed Rate Mode.

         If any Duration/Mode Determination Date (as defined below), Spread Determination Date (as defined below), Commencement Date or Tender Date (as defined below) would otherwise be a day that is not a Business Day, such Duration/Mode Determination Date, Spread Determination Date, Commencement Date or Tender Date will be postponed to the next succeeding day that is a Business Day.

         If any Interest Payment Date or any redemption date falls on a day that is not a Business Day (in either case, other than any Interest Payment Date or redemption date that falls on a Commencement Date, in which case such date will be postponed to the next day that is a Business Day), the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such dates.

ADDITIONAL TERMS OF THE NOTES

         The Spread that will be applicable during each Subsequent Spread Period will be the percentage (1) recommended by the Remarketing Underwriter (as defined under "Tender at Option of Beneficial Owners" below) so as to result in a rate that, in the opinion of the Remarketing Underwriter, will enable tendered Notes to be remarketed by the Remarketing Underwriter at 100% of the principal amount thereof, as described under "Tender at Option of Beneficial Owners" below, and (2) agreed to by the Company. The interest rate mode during each Subsequent Spread Period shall be either the Floating Rate Mode or the Fixed Rate Mode, as determined by the Company and the Remarketing Underwriter.

         If the maturity date for the Notes falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such dates.

         Unless notice of redemption of the Notes as a whole has been given, the duration, redemption dates, Commencement Date, Interest Payment Dates and interest rate mode (i.e., Fixed Rate Mode or Floating Rate Mode) (and any other relevant terms) for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the 15th calendar day prior to the Commencement Date of each Subsequent Spread Period (the "Duration/Mode Determination Date"). In addition, the Spread for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the 10th calendar day prior to the Commencement Date of such Subsequent Spread Period (the "Spread Determination Date"). The Company will request, not later than seven nor more than 15 calendar days prior to any Spread Determination Date, that DTC notify its Participants of such Spread Determination Date and of the procedures that must be followed if any beneficial owner of a Note wishes to tender such

Note as described under "Tender at Option of Beneficial Owners" below. The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and, in the case of Notes in the Floating Rate Mode, that is also a London Business Day. The term "London Business Day" means any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

         In the event that the Company and the Remarketing Underwriter do not agree on the Spread for any Subsequent Spread Period, then (1) the Subsequent Spread Period will be one year, (2) the Notes will be reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period will be the Alternate Spread and (4) the Notes will be redeemable at the option of the Company in whole or in part, upon at least 10 Business Days' notice given by no later than the second Business Day after the Spread Determination Date in the manner described under "Redemption of Notes" below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. The Alternate Spread will be the percentage equal to LIBOR (determined as described above) for the Quarterly Period beginning on the Commencement Date for such Subsequent Spread Period.

         Unless notice of redemption of the Notes as a whole has been given, the Company will cause a notice to be published on the New York Business Day (as defined below) following the Spread Determination Date for each Subsequent Spread Period in the manner described below, specifying (1) the duration of such Subsequent Spread Period, (2) the mode (i.e., Fixed Rate Mode or Floating Rate Mode), (3) the Commencement Date, (4) any redemption dates, (5) the Spread for such Subsequent Spread Period, (6) the identity of the Remarketing Underwriter, if applicable, and (7) any other relevant provisions. Such notice will be given by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close.

         All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

TENDER AT OPTION OF BENEFICIAL OWNERS

         In the event the Company and the Remarketing Underwriter agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, the Company and the Remarketing Underwriter will enter into a Remarketing Underwriting Agreement (the "Remarketing Underwriting Agreement") on such Spread Determination Date, under which the Remarketing Underwriter will agree, subject to the terms and conditions set forth therein, to purchase from tendering Noteholders on the date immediately following the end of a Subsequent Spread Period (the "Tender Date") all Notes with respect to which the Remarketing Underwriter receives a Tender Notice as described below at 100% of the principal amount thereof (the "Purchase Price"). In such event (except as otherwise provided in the next succeeding paragraph), each beneficial owner of a Note may, at such owner's option, upon giving notice as provided below (the "Tender Notice"), tender such Note for purchase by the Remarketing Underwriter on the Tender Date at the Purchase Price. The Purchase Price will be paid by the Remarketing Underwriter in accordance with the standard procedures of DTC, which currently provide for payments in same-day funds. Interest accrued on the Notes with respect to the preceding interest period will be paid in the manner described under "Book-Entry System" below and "Additional Terms of the Notes" above. If such beneficial owner has an account at the Remarketing Underwriter and tenders such Note through such account, such beneficial owner will not be required to pay any fee or commission to the Remarketing Underwriter. If such Note is tendered through a broker, dealer, commercial bank, trust company or other institution, other than the Remarketing Underwriter, such holder may be required to pay fees or commissions to such other institution. It is currently anticipated that Notes so purchased by the Remarketing Underwriter will be remarketed by it.

         The Tender Notice must be received by the Remarketing Underwriter during the period commencing on the calendar day following the Spread Determination Date (or, if not a Business Day, on the next succeeding Business
Day) and ending at 5:00 p.m., New York City time, on the fifth calendar day following the Spread Determination Date (or, if not a Business Day, on the next succeeding Business Day) (the "Notice Date"). In order to ensure that a Tender Notice is received on a particular day, the beneficial owner of Notes must direct his broker or other designated Participant or Indirect Participant to give such Tender Notice before the broker's cut-off time for accepting instructions for that day. Different firms may have different cut-off times for accepting instructions from their customers. Accordingly, beneficial owners should consult the brokers or other Participants or Indirect Participants through which they own their interests in the Notes for the cut-off times for such brokers, other Participants or Indirect Participants. See "Book- Entry System" below. Except as otherwise provided below, a Tender Notice shall be irrevocable. If a Tender is not received for any reason by the Remarketing Underwriter with respect to any Note by 5:00 p.m., New York City time, on the Notice Date, the beneficial owner of such Note shall be deemed to have elected not to tender such Note for purchase by the Remarketing Underwriter.

         The obligation of the Remarketing Underwriter to purchase Notes from tendering Noteholders will be subject to several conditions precedent set forth in the Remarketing Underwriting Agreement that are customary in the Company's public offerings, including a condition that no material adverse change in the condition of the Company and its subsidiaries, taken as a whole, shall have occurred since the Spread Determination Date. In addition, the Remarketing Underwriting Agreement will provide for the termination thereof by the Remarketing Underwriter upon the occurrence of certain events that are also customary in the Company's public securities offerings. In the event that, with respect to any Subsequent Spread Period, the Remarketing Underwriter does not purchase on the relevant Tender Date all of the Notes for which a Tender Notice shall have been given, (1) all such Tender Notices will be null and void, (2) none of the Notes for which such Tender Notices shall have been given will be purchased by the Remarketing Underwriter on such Tender Date, (3) the Subsequent Spread Period will be one year, which Subsequent Spread Period shall be deemed to have commenced upon the applicable Commencement Date, (4) the Notes will be reset to the Floating Rate Mode, (5) the Spread for such Subsequent Spread Period will be the Alternate Spread and (6) the Notes will be redeemable at the option of the Company, in whole or in part, upon at least 10 Business Days' notice given by no later than the second Business Day following the relevant Tender Date in the manner described under "Redemption of the Notes" below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date.

         No beneficial owner of any Note shall have any rights or claims under the Remarketing Underwriting Agreement or against the Company or the Remarketing Underwriter as a result of the Remarketing Underwriter not purchasing such Notes, except as provided in clause (5) of the last sentence of the preceding paragraph. The Company will have no obligation under any circumstance to repurchase any Notes, except in the case of Notes called for redemption as described below.

         If the Remarketing Underwriter does not purchase all Notes tendered for purchase on any Tender Date, it will promptly notify the Company and the Trustee. As soon as practicable after receipt of such notice, the Company will cause a notice to be published specifying (1) the one-year duration of the Subsequent Spread Period, (2) that the Notes will be reset to the Floating Rate Mode, (3) the Spread for such Subsequent Spread Period (which shall be the Alternate Spread) and (4) LIBOR for the initial Quarterly Period of such Subsequent Spread Period. Such notice will be published on a New York Business Day in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

         The term "Remarketing Underwriter" means the nationally recognized broker-dealer selected by the Company to act as remarketing underwriter. The term "Rate Agent" means the nationally recognized broker-dealer selected by the Company as its agent to determine (i) LIBOR and the interest rate on the Notes for any Quarterly Period and/or (ii) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate. Pursuant to the Remarketing Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Remarketing Underwriter and as Rate Agent. The Company, in its sole discretion, may change the Remarketing Underwriter and the Rate Agent for any Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Duration/Mode Determination Date relating thereto.

         Each of the Rate Agent and the Remarketing Underwriter, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. Either of such parties may exercise any vote or join in any action which any beneficial owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. Either of such parties, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

REDEMPTION OF THE NOTES

         The Notes may not be redeemed prior to May 11, 1998. On that date, and on those Interest Payment Dates specified as redemption dates by the Company on the Duration/Mode Determination Date in connection with any Subsequent Spread Period, the Notes may be redeemed, at the option of the Company, in whole or in part, upon notice thereof given at any time during the 45 calendar day period ending on the tenth calendar day prior to the redemption date (provided that notice of any partial redemption must be given at least 15 calendar days prior to the redemption date), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to such redemption date. In the event that less than all of the outstanding Notes are to be redeemed, the Notes to be redeemed shall be selected by such method as the Company shall deem fair and appropriate. So long as the Global Note is held by DTC, the Company will give notice to DTC, whose nominee is the record holder of all of the Notes, and DTC will determine the principal amount to be redeemed from the account of each Participant. A Participant may determine to redeem from some beneficial owners (which may include a Participant holding Notes for its own account) without redeeming from the accounts of other beneficial owners. The Notes are also subject to redemption as provided under "Tender at Option of Beneficial Owners" above.

         Notice of redemption of the Notes will be given by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

CERTAIN COVENANTS

         Limitations on Incurrence of Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K, or the Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Debt and
(ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt. (Section 1012).

         In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any Encumbrance (as defined below) upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the Incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt. (Section 1012).

         In addition to the foregoing limitations on the Incurrence of Debt, the Company and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of the Company and its Subsidiaries on a consolidated basis. (Section 1012).

         In addition to the foregoing limitations on the Incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first date of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. (Section 1012).

         "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

         "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of the Company and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.

         "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

         "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount and deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

         "Debt" of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's Consolidated Balance Sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through
(iii) above, that any such items (other than letters of credit) would appear as a liability on the Company's Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

         "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock, or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for common stock), in each case on or prior to the Stated Maturity of the Notes.

         "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

 "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

         "Subsidiary" means any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

         "Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

         "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles).

         "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

         "Unsecured Debt" means Debt which is not secured by any Encumbrance upon any of the properties of the Company or any Subsidiary.

         See "Description of Debt Securities--Certain Covenants" in the Prospectus for a description of additional covenants applicable to the Company.

MERGER, CONSOLIDATION, OR SALE

         The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including all Additional Amounts, if any) on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture to be performed by the Company; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an Officers' Certificate and legal opinion covering such conditions shall be delivered to the Trustee. (Sections 801, 803).

         "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

         "Reinvestment Rate" means .25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         The Indenture provides that the following events are "Events of Default" with respect to the Notes: (i) default for 30 days in the payment of any installment of interest or Additional Amount payable on any Note when due and payable; (ii) default in the payment of the principal of (or premium or Make-Whole Amount, if any) any Note when due and payable; (iii) default in the performance, or breach, of any covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities other than the Notes), which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be incurred or created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to the Company as provided in the Indenture; (v) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; or (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or for all or substantially all of either of its property. (Section 501).

         "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" (within the meaning of Regulation S-X, promulgated under the Securities Act) of the Company.

         See "Description of Debt Securities--Events of Default, Notice and Waiver" in the accompanying Prospectus for a description of rights, remedies and other matters relating to Events of Default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance, which are described in the accompanying Prospectus, will apply to the Notes.

BOOK-ENTRY SYSTEM

         The Notes will be issued in the form of single fully registered global security without coupons ("Global Note") which will be deposited with, or on behalf of, DTC, and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

         DTC has advised the Company of the following information regarding
DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that persons having accounts with DTC deposit with DTC (its "Participants"). DTC also facilitates the clearance and settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry charges in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

         The Company expects that, pursuant to procedures established by DTC, ownership of beneficial interests in the Notes evidenced by the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Notes. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Note.

         So long as DTC or its nominee is the registered owner of such Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as described below, owners of beneficial interest in Notes evidenced by a Global Note will not be entitled to have any of the individual Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial owners of Notes evidenced by a Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a Holder under the Indenture. The Company understands that, under existing industry practice, if it requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action which a Holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

         Payments of principal of, any premium or Make-Whole Amount, if any, and any interest or Additional Amount on individual Notes represented by a Global Note registered in the name of the holder of the Global Note or its nominee will be made by the Trustee to or at the direction of the holder of the Global Note or its nominee, as the case may be, as the registered owner of the Global Note under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose name Notes, including a Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium or Make-Whole Amount, if any, and interest or Additional Amount). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants. Redemption notices with respect to any Notes will be sent to the holder of the Global Note. If less than all of the Notes of any series are to be redeemed, the Company expects the holder of the Global Note to determine the amount of interest of each Participant in such Notes to be redeemed to be determined by lot. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note for such Notes.

         Neither the Company nor the Trustee will be liable for any delay by the holder of a Global Note or DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Note or DTC for all purposes.

         If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Notes in exchange for the Global Note representing such Notes. In addition, the Company may at any time and in its sole discretion, subject to certain limitations set forth in the Indenture, determine not to have any of such Notes represented by one or more Global Notes and in such event will issue individual Notes in exchange for the Global Note or Notes representing such Debt Securities. Individual Notes so issued will be issued in denominations of $1,000 and integral multiples thereof.

SAME-DAY SETTLEMENT AND PAYMENT

         Settlement for the Notes will be made by the Underwriter (as defined herein) in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds.

         Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The following discussion deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, banks, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

         As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

         Payments of Interest. Under general principles of current United States Federal income tax law, payments of interest on a debt instrument generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

         Disposition of a Note. Under general principles of current United States Federal income tax law, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized upon the sale, exchange or retirement (other than amounts representing accrued and unpaid interest which will be taxable as interest income) and such U.S. Holder's adjusted tax basis in its Note. A U.S. Holder's adjusted tax basis in a Note is generally equal to such U.S. Holder's initial investment in such Note. Any gain or loss realized by a U.S. Holder upon the sale, exchange or retirement of a Note generally will be long-term or short-term capital gain or loss, depending upon whether the U.S. Holder has held the Note for more than one year.

         Gain or Income Received by a Foreign Corporation. A foreign corporation whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business, in addition to being subject to regular U.S. income tax, may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty (as modified by the branch profits tax rules).

NON-U.S. HOLDERS

         Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium, if any, or interest on a Note, if (i) such non-U.S. Holder does not own 10% or more of the shares of beneficial interest of the Company and (ii) the last United States payor in the chain of payment (the "Withholding Agent") has received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement signed by the beneficial owner of the Note under penalties of perjury certifying that such owner is not a U.S. Holder and providing the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. Interest received by a non-U.S. Holder which does not qualify for exemption from taxation will be subject to United States Federal income tax and withholding tax at a rate of 30% unless reduced or eliminated by applicable tax treaty. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

         Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

         On April 22, 1996, the IRS issued proposed Treasury regulations that would revise the procedures for securing an exemption from the 30% United States Federal withholding tax (the "Proposed Regulations"). If adopted in final form, the Proposed Regulations generally would apply to payments made after December 31, 1997.

         The Notes will not be includible in the estate of a non-U.S. Holder unless the individual owns directly or indirectly 10% or more of the shares of beneficial interest of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

         Backup withholding of United States income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

         In addition, upon the sale of a Note or (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

         Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.


                                  UNDERWRITING


         Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase the Notes from the Company at a price equal to 99.70% of the principal amount thereof.

         The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale. The Underwriter may effect such transactions by selling Notes to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and any purchasers of Notes for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Notes by them may be deemed to be underwriting compensation.

         The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange. The Company has been advised by the Underwriter that it intends to make a market in the Notes as permitted by applicable laws and regulations, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

         Until the distribution of the Notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter to bid for and purchase the Notes. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

         If the Underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more of the Notes than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Notes in the open market.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

         Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the Underwriter may be required to make in respect thereof.

         In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company.

                                 LEGAL MATTERS

         Certain legal matters with respect to the Notes offered hereby will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas and for the Underwriter by Brown & Wood LLP , New York, New York.

                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

                             CAMDEN PROPERTY TRUST
                                  $500,000,000
                       DEBT SECURITIES, PREFERRED SHARES,
                     COMMON SHARES AND SECURITIES WARRANTS

         Camden Property Trust, a Texas real estate investment trust (the "Company"), may from time to time offer and sell in one or more series (i) its unsecured senior debt securities (the "Debt Securities"); (ii) its preferred shares of beneficial interest, par value $0.01 per share (the "Preferred Shares"); (iii) its common shares of beneficial interest, par value $0.01 per share (the "Common Shares"); or (iv) warrants to purchase Common Shares (the "Common Shares Warrants"), warrants to purchase Debt Securities (the "Debt Securities Warrants") and warrants to purchase Preferred Shares (the "Preferred Shares Warrants"), with an aggregate public offering price of up to $500,000,000 (or its equivalent in any other currency or composite currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined by market conditions at the time of offering. The Common Shares Warrants, the Debt Securities Warrants and the Preferred Shares Warrants shall be referred to herein collectively as the "Securities Warrants." The Debt Securities, Preferred Shares, Common Shares and Securities Warrants (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement").

         With respect to the Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, any sinking fund provisions and any conversion provisions will be set forth in the applicable Prospectus Supplement. The terms of the Preferred Shares, including the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Shares will be set forth in the applicable Prospectus Supplement. In the case of Common Shares, the specific number of shares and issuance price per share will be set forth in the applicable Prospectus Supplement. In the case of the Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the applicable Prospectus Supplement. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust (a "REIT") for United States federal income tax purposes. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

         The Securities may be offered directly by the Company, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.

                            --------------------

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
           ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                            --------------------

         This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            --------------------

                 The date of this Prospectus is April 21, 1997

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, with respect to the Securities offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto.
For further information with respect to the Company and the Securities, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information and the Registration Statement and exhibits and schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 1-12110) are incorporated by reference herein and shall be deemed to be a part hereof:

         (a)    Annual Report on Form 10-K for the year ended December 31,
                1996; and

         (b) The description of the Common Shares contained in the Company's Registration Statement on Form 8-A.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in an accompanying prospectus supplement, if any, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying prospectus supplement.

         UPON WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM A PROSPECTUS IS DELIVERED, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN ANY SUCH DOCUMENT) IN THIS PROSPECTUS. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO G. STEVEN DAWSON, SR. VICE PRESIDENT - FINANCE AND CHIEF FINANCIAL OFFICER, CAMDEN PROPERTY TRUST, 3200 SOUTHWEST FREEWAY, SUITE 1500, HOUSTON, TEXAS 77027, TELEPHONE NUMBER (713) 964-3555.

                                  THE COMPANY

         Camden Property Trust is a self-administered and self-managed real estate investment trust (a "REIT") formed pursuant to the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"). Unless the context otherwise requires, all references herein to the "Company" shall mean Camden Property Trust and its subsidiaries, and "Centeq" shall mean Centeq Investments, Inc. and its predecessors and related affiliates, partnerships and companies. As of December 31, 1996, the Company owned and operated 48 multifamily properties (the "Operating Properties") containing 17,611 units located in Houston, Dallas/Fort Worth, Austin, Corpus Christi, El Paso, Phoenix and Tucson. The Operating Properties had a weighted average occupancy rate of 94.0% for the year ended December 31, 1996. The Company also had five multifamily properties under development in Houston, Dallas and Phoenix (the "Development Properties") which will, when completed, add 1,778 units to its portfolio, and has one site in Denver which it intends to develop. The Company is vertically integrated, with operations that encompass multifamily property acquisition, development, construction services, management, marketing, finance, leasing, brokerage and asset management.

         The Company was formed in 1993 to continue the multifamily property acquisition, development, management and marketing operations and related business objectives and strategies of Centeq (the "Multifamily Operations"). Upon completion of the Company's initial public offering in July 1993 and the concurrent completion of the transactions involved in the formation of the Company (the "Formation Transactions"), the Company succeeded to the Multifamily Operations of Centeq and owned and operated 20 properties located in the Houston, Dallas and Austin metropolitan areas containing 7,054 units and owned contracts to purchase two development properties. The predecessors of Centeq were formed in 1982 by Richard J. Campo, the Company's Chairman of the Board of Trust Managers and Chief Executive Officer, and D. Keith Oden, the Company's President and Chief Operating Officer, to provide real estate services to owners and financial institutions. Centeq was involved in the acquisition, development, management and marketing of approximately 28 multifamily properties containing 8,564 units in certain major Texas and other markets and the development, marketing and management of a number of other types of properties, including office facilities, high-rise condominiums and
research facilities.   The Company is operated under the direction of Messrs.
Campo and Oden and a management team consisting of substantially all of the former personnel of Centeq.

         On December 16, 1996, the Company entered into an Agreement and Plan of Merger with Paragon Group, Inc., a Maryland corporation ("Paragon"). Pursuant to the Agreement and Plan of Merger, Paragon would merge with and into a wholly-owned subsidiary of the Company and each share of common stock, par value $.01 per share, of Paragon would be converted into the right to receive
0.64 common shares of the Company subject to adjustment in certain limited circumstances. The consummation of the transaction is subject to certain conditions, including shareholder approval. Both parties have scheduled shareholder meetings to be held on April 15, 1997 for purposes of voting on the proposed merger.

         Paragon is a fully integrated REIT headquartered in Dallas, Texas whose business is the operation, development and acquisition of multifamily residential communities in the Southwest, Midwest, North Carolina and Florida. Paragon is a self-administered and self-managed REIT that, as of December 31, 1996, owned (either directly or through interests in other entities) interests in 57 multifamily residential communities totalling 15,954 apartment units (the "Paragon Residential Properties") located in six states, with three additional multifamily communities, totaling 856 residential units, under construction. Paragon also has indirect minority ownership interests in three commercial properties, including a 20% interest in a 401,625 square foot office building. In addition, as of December 31, 1996, Paragon, through Paragon Residential Services, Inc., managed 77 multifamily residential communities (including the Paragon Residential Properties) located across the United States, containing approximately 21,696 apartment units. Subsequent to December 31, 1996, three of Paragon's properties were sold and one of Paragon's construction properties was completed.

         The Company elected to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1996, and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year the Company would fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders for computing taxable income and would be subject to federal taxation at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the Company's ability to make distributions to its shareholders would be adversely affected.

         To ensure that the Company qualifies as a REIT, transfer of the Common Shares or Preferred Shares is subject to certain restrictions and ownership of the outstanding Shares (as defined in the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust")) by any single person is limited to 9.8% of the total number of outstanding Shares, subject to certain exceptions. As provided in the Declaration of Trust, any purported transfer in violation of the above-described ownership limitations shall be void.

         The Common Shares of the Company are listed on the NYSE under the symbol "CPT." On February 5, 1997, the Company announced an anticipated dividend increase from $1.90 per share to $1.96 for 1997. On March 17, 1997, the Company declared its quarterly dividend ($0.49 per Common Share) for the first quarter of 1997. The dividend is payable on April 17, 1997 to shareholders of record as of March 31, 1997. The Company intends to continue making regular quarterly distributions to its shareholders. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

         The Company's principal executive offices are located at 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027 and its telephone number is
(713) 964-3555.

                                USE OF PROCEEDS

         Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include the acquisition and development of multifamily properties as suitable opportunities arise, the improvement of certain properties in the Company's portfolio and the repayment of certain then-outstanding secured or unsecured indebtedness. Pending use for the foregoing purposes, such proceeds may be invested in short-term, interest-bearing time or demand deposits with financial institutions, cash items or qualified government securities.


                          DESCRIPTION OF COMMON SHARES

         The Declaration of Trust of the Company provides that the Company may issue up to 110,000,000 shares of beneficial interest, par value $0.01 per share, consisting of 100,000,000 Common Shares and 10,000,000 Preferred Shares. At December 31, 1996, 16,521,366 Common Shares were issued and outstanding and no Preferred Shares were issued and outstanding.

         The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of the Company or upon the exercise of the Common Shares Warrants issued by the Company. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and Amended and Restated Bylaws.

GENERAL

         Subject to the provisions of the Declaration of Trust regarding Excess Securities (as defined therein), holders of Common Shares are entitled to such dividends, in cash, property or shares of beneficial interest, as may be declared from time to time by the Board of Trust Managers. The Company is prohibited from declaring or paying any dividend when the Company is unable to pay its debts as they become due in the usual course of business or when the payment of such dividend would result in the Company becoming unable to pay its debts as they become due in the usual course of business. Payment and declaration of dividends on the Common Shares and purchases of shares thereof by the

Company will be subject to certain restrictions if the Company fails to pay dividends on the Preferred Shares. See "Description of Preferred Shares." In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Shares will be entitled to share equally and ratably in the assets of the Company remaining after provision for liabilities to creditors and payment of liquidation preferences to holders of Preferred Shares or senior Debt Securities and subject to the provisions of the Declaration of Trust regarding Excess Securities. Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election or removal of Trust Managers, amendments to the Declaration of Trust, proposals to terminate, reorganize, merge or consolidate the Company or to sell or dispose of substantially all of the Company's property and with respect to certain business combinations. There is no cumulative voting in the election of Trust Managers. The Company will have perpetual existence unless and until dissolved and terminated. Upon receipt by the Company of lawful payment therefor, the Common Shares will, when issued, be fully paid and nonassessable, and will not be subject to redemption except (as described in the Declaration of Trust) as necessary to preserve the Company's status as a REIT. A shareholder of the Company has no preemptive rights to subscribe for additional Common Shares or other securities of the Company except as may be granted by the Board of Trust Managers.

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Shares may be owned directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.
         Because the Board of Trust Managers believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the total outstanding Shares. The Trust Managers are not permitted to waive the Ownership Limit. Any transfer of Shares that would: (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit; (ii) result in the Shares being owned by fewer than 100 persons; (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code; or (iv) result in the disqualification of the Company as a REIT, shall be null and void, and the intended transferee will acquire no rights in the Shares, except as provided in the Declaration of Trust regarding Excess Securities.

         The Company's Declaration of Trust provides that Shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be deemed to be Excess Securities and as such will be deemed to have been transferred to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such Shares may ultimately be transferred without violating the Ownership Limit. For purposes of such Ownership Limit, convertible securities will be treated as if such securities had been converted in calculating the Ownership Limit. While the Excess Securities are held in trust, they will not be entitled to vote (except as required by law), and they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Securities prior to the discovery by the Company that Shares have been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. The original transferee-shareholder may, at any time the Excess Securities are held by the Company in trust, transfer the interest in the trust representing the Excess Securities to any individual whose ownership of the Shares that have been deemed to be Excess Securities would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-shareholder for the Shares that were exchanged into Excess Securities. Immediately upon the transfer to the permitted transferee, the Excess Securities will automatically be deemed to be Shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee-shareholder of any Excess Securities may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Securities and to hold the Excess Securities on behalf of the Company.

         In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Securities are held by the Company in trust, to purchase all or any portion of the Excess Securities from the original transferee-shareholder at the lesser of the price paid for the Shares by the original transferee-shareholder and the market price (as determined in the manner set forth in the Declaration of Trust) of the

Shares on the date the Company exercises its option to purchase. The 90-day period begins on the later of the date of the violative transfer or date the Board of Trust Managers determines that a violative transfer has been made.

         All certificates representing the Common Shares will bear a legend referring to the restrictions described above.

         Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Trust Managers deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         The Ownership Limit may have the effect of precluding acquisition of control of the Company unless the Board of Trust Managers and the shareholders determine that maintenance of REIT status is no longer in the best interest of the Company.

SHAREHOLDER LIABILITY

         The Declaration of Trust provides that no shareholder shall be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by the Company or the Board of Trust Managers. A shareholder shall be under no obligation to the Company or to its creditors with respect to such Shares other than the obligation to pay to the Company the full amount of the consideration for which such Shares were issued or to be issued. By statute, the State of Texas provides limited liability for shareholders of a REIT organized under the Texas REIT Act.


TRANSFER AGENT AND REGISTRAR

         American Stock Transfer & Trust Company or its successor is the transfer agent and registrar for the Common Shares.

                        DESCRIPTION OF PREFERRED SHARES

         The following description of the terms of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Shares offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Shares set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Declaration of Trust and the Board of Trust Managers' resolution or resolutions relating to each series of the Preferred Shares which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Shares.

GENERAL

         The Company is authorized to issue 10,000,000 preferred shares of beneficial interest, par value $0.01 per share, of which no Preferred Shares were outstanding at December 31, 1996.

         Under the Company's Declaration of Trust, the Board of Trust Managers, without further shareholder approval, may from time to time establish and issue Preferred Shares in one or more series with such designations, powers, preferences or rights of the shares of such series and the qualifications, limitations or restrictions thereon.

         The Preferred Shares shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Shares offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Shares and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Shares will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion right; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions not in conflict with the Declaration of Trust or the Texas REIT Act. The Preferred Shares will, when issued for lawful consideration therefor, be fully paid and nonassessable and will have no preemptive rights.

RANK

         Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The rights of the holders of each series of the Preferred Shares will be subordinate to those of the Company's general creditors.

DIVIDENDS

         Holders of each series of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trust Managers of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trust Managers of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Shares.

         Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement.
Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trust Managers of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date. Dividends on shares of each series of Preferred Shares for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

         So long as any series of the Preferred Shares shall be outstanding, unless (i) full dividends (including if such dividends are cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding Preferred Shares of such series and all other classes and series of Preferred Shares of the Company (other than Junior Shares, as defined below); and (ii) the repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Shares of such series or any other Preferred Shares of the Company of any class or series (other than Junior Shares), the Company may not declare any dividends on any Common Shares of the Company or any other shares of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Shares (the Common Shares and any such other shares being herein referred to as "Junior Shares"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any Junior Shares or make any distribution in respect thereof, whether in cash or property or in obligations or shares of the Company, other than Junior Shares which are neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Shares.

         Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on Preferred Shares of such series which may be in arrears.

REDEMPTION

         A series of Preferred Shares may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Shares redeemed by the Company will be restored to the status of authorized but unissued Preferred Shares of the Company.

         The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

         So long as any dividends on shares of any series of the Preferred Shares or any other series of Preferred Shares of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Shares are in arrears, no shares of any such series of the Preferred Shares or such other series of Preferred Shares of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

         In the event that fewer than all of the outstanding shares of a series of the Preferred Shares are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the Preferred Shares called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Junior Shares, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred

Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of Junior Shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

         Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Shares, or except as required by applicable law, holders of the Preferred Shares will not be entitled to vote for any purpose.

         So long as any series of Preferred Shares remain outstanding, the consent or the affirmative vote of the holders of at least 66-2/3% of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Shares together with any Other Preferred Shares (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Shares of such series as to dividends, voting or upon distribution of assets; and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Shares of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Shares. In case any series of the Preferred Shares would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Other Preferred Shares which will be similarly affected, the holders of the Preferred Shares of such series, together with any series of the Other Preferred Shares which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least 66-2/3% of the total number of votes entitled to be cast with respect to each such series of the Preferred Shares and the Other Preferred Shares, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

         With respect to any matter as to which the Preferred Shares of any series is entitled to vote, holders of the Preferred Shares of such series and any other series of Preferred Shares of the Company ranking on a parity with such series of the Preferred Shares as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Shares") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Shares. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Shares to vote together as a class with the holders of shares of one or more series of Other Preferred Shares, it is possible that the holders of such shares of Other Preferred Shares could approve action that would adversely affect such series of Preferred Shares, including the creation of a class of shares of beneficial interest ranking prior to such series of Preferred Shares as to dividends, voting or distributions of assets.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which shares of any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

RESTRICTIONS ON OWNERSHIP

         See "Description of Common Shares--Restrictions on Ownership" for a discussion of the restrictions on shares of beneficial interest ownership necessary for the Company to qualify as a REIT under the Code.

SHAREHOLDER LIABILITY

         See "Description of Common Shares--Shareholder Liability" for a discussion of limitations on shareholder liability under the Declaration of Trust and the Texas REIT Act.

TRANSFER AGENT AND REGISTRAR

         Unless otherwise indicated in a Prospectus Supplement relating thereto, American Stock Transfer & Trust Company will be the transfer agent and registrar for shares of each series of the Preferred Shares.

                       DESCRIPTION OF SECURITIES WARRANTS

         The Company may issue Securities Warrants (which may include subscription rights distributed to the Company's shareholders) for the purchase of Debt Securities, Preferred Shares or Common Shares. Securities Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Warrant Agreement and the Securities Warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

         If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) any special United States federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other material terms of such Securities Warrants.

         In the case of Securities Warrants for the purchase of Preferred Shares or Common Shares, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable:
(i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of any series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares; (iv) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Common Shares will be transferable separately;
(v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special United States federal income tax consequences; and (vii) any other material terms of such Securities Warrants.

         Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares or Common Shares, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Common Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Common Shares, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

         Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

         Securities Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five
(5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

         The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

ADJUSTMENTS

         Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Shares covered by, a Common Shares Warrant are subject to adjustment in certain events, including
(i) payment of a dividend on the Common Shares payable in shares of beneficial interest and share splits, combinations or reclassification of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase shares of Common Shares at less than their current market price (as defined in the Warrant Agreement for such series of Common Shares Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Shares) or of subscription rights and warrants (excluding those referred to above).

         No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will not be adjusted for the issuance of (i) Common Shares, (ii) any securities convertible into or exchangeable for Common Shares, or (iii) any securities carrying the right or option to purchase or otherwise acquire Common Shares, in exchange for cash, other property or services.

         In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Shares); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Shares Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Shares Warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Shares Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Shares Warrant following any such event consists of common shares of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Shares Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common shares were Common Shares.

                         DESCRIPTION OF DEBT SECURITIES

         Unless otherwise stated in the applicable Prospectus Supplement, the Debt Securities are to be issued under an Indenture, dated as of February 15, 1996, as amended or supplemented from time to time (the "Indenture"), between the Company and U.S. Trust Company of Texas, N.A., as trustee. The term "Trustee" as used herein shall refer to U.S. Trust Company of Texas, N.A. or such other bank or trust company as the Company may appoint as trustee pursuant to the terms of the Indenture. The form of the Indenture executed by the Company is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"), and may be amended or supplemented from time to time. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

         The Debt Securities will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trust Managers of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

         The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 609). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section
610), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

         Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

         1.      the title of such Debt Securities;

         2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         3. the date or dates, or the method for determining such date or dates, on which the principal (and premium or Make-Whole Amount, if any) of such Debt Securities will be payable;

         4. the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         5. the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         6. the place or places where the principal of (and premium or Make-Whole Amount, if any) and interest (including all Additional Amounts), if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and where notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

         7. the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

         8. the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

         9. the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares, Preferred Shares or Debt Securities of another series, or the method by which any such portion shall be determined;

         10. if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         11. whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest and Additional Amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

         12. any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

         13. whether such Debt Securities will be issued in certificated or book-entry form;

         14. whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         15. the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture;

         16. if such Debt Securities are to be issued upon the exercise of Debt Securities Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

         17. the terms, if any, upon which Debt Securities may be convertible into Common Shares, Preferred Shares or Debt Securities of another series of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

         18. if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Shares, Preferred Shares or other capital shares of the Company into which such Debt Securities are convertible;

         19. whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

         20. any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

         If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

         Except as set forth in a supplemental indenture made applicable to the Debt Securities, and as further described in an applicable Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Shares" and "Description of Preferred Shares."
Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

         Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

         Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest or Additional Amounts, if any on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

         Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

         Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written
instrument of transfer.   No service charge will be made for any registration
of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

         Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

MERGER, CONSOLIDATION OR SALE

         The Company, without the consent of the Holders of any of the Debt Securities, may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation or trust or entity, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest (including Additional Amounts, if any) on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

         Existence.   Except as permitted under "Merger, Consolidation or
Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1004).

         Maintenance of Properties. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1005).

         Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage in accordance with industry practices and with insurers of recognized responsibility and of suitable financial stability (Section 1006).

         Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1007).

         Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event
(x) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections; and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1008).

EVENTS OF DEFAULT, NOTICE AND WAIVER

         The Indenture provides that the following events are "Events of Default" with respect to a series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amount payable on any Debt Security of such series when due and payable; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any) any Debt Security of such series when due and payable; (c) default in the performance, or breach, of any covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities other than such series), which continues for 60 days after written notice as provided in the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be incurred or created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to the Company as provided in the Indenture; (e) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; or (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or for all or substantially all of either of its property (Section 501).

         If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may
be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium and Make-Whole Amount, if any) and interest on and any Additional Amounts and any other amounts that may be payable in respect of the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium and Make-Whole Amount, if any) or interest on and any Additional Amounts payable in respect of any Debt Security of such series or
(y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

         The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

         The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

         Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

         Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1009).

MODIFICATION OF THE INDENTURE

         Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security;
(b) reduce the principal amount of, or the rate or amount of interest on or Additional Amounts payable in respect thereof, or any premium on redemption of, any such Debt Security, or change any obligation of the Company to pay Additional Amounts (except as provided in the Indenture), or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

         The Holders of not less than a majority in principal amount of each series of Outstanding Debt Securities have the right to waive compliance by the Company with certain covenants in the Indenture (Section 1011).

         Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interest of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

         The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 301 of the Indenture; and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section 101).

         The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

         Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 1401).

         The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt

Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under
Section 1004 to 1008, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

         Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

         "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

         Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101).

         In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1008, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

         The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares, Preferred Shares or Debt Securities of another series will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares, Preferred Shares or Debt Securities of another series, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities. To protect the Company's status as a REIT, a Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to own, directly or indirectly, more than 9.8% of the Company's capital shares.

GLOBAL SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred distributions for each of the last five fiscal years for the Company (including its predecessors in interest) are presented below. The ratio of earnings to fixed charges for the Company is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred distributions is computed by dividing earnings by the sum of fixed charges and preferred shares dividend requirements.

         For purposes of computing these ratios, "earnings" have been calculated by adding fixed charges to income from operations before income taxes. "Fixed charges" consist of interest costs, the interest component of capitalized lease obligations, a portion of rental expense, other than on capitalized leases, estimated to represent the interest factor in such rental expense and the amortization of debt discounts and issue costs.

                                         Camden Property Trust                        Camden Predecessors
                      -----------------------------------------------------------  --------------------------
                                                                      July 29 to   January 1 to   Year Ended
                                Year Ended December 31,              December 31,    July 28,    December 31,
                      ---------------------------------------------  ------------  ------------  ------------
                         1996(a)           1995           1994            1993         1993          1992
                      -------------   -------------  --------------  ------------  ------------  ------------
Ratio of earnings to
fixed charges             1.20x           1.35x          1.60x           3.27x        1.10x         0.88x

Dollar amount of
coverage deficiency
(in thousands)                                                                                     $( 778)

Ratio of earnings to
combined fixed
charges and
preferred share
dividends (b)             1.20x           1.35x          1.60x

----------------

(a) Earnings includes a $(5,351,000) impact from the extinguishment of hedges upon hedges upon debt refinancing. Excluding the impact from the extinguishment of hedges upon debt refinancing, such ratio of earnings to fixed charges would be 1.44x.

(b) The ratio of earnings to combined fixed charges and preferred share dividends is the same as the ratio of earnings to fixed charges for fiscal years prior to 1994 as the Company had no preferred share dividends prior to 1994.

                              PLAN OF DISTRIBUTION

         The Company may sell Securities to or through one or more underwriters for public offering and sale, or may also sell Securities directly to other purchasers or through agents in exchange for cash or other consideration (including real properties) as may be specified in the applicable Prospectus Supplement. Direct sales to purchasers may also be accomplished through subscription rights distributed to the Company's shareholders. In connection with distribution of subscription rights to shareholders, if all of the underlying Securities are not subscribed for, the Company may sell such unsubscribed Securities directly to third parties or may engage the services of underwriters to sell such unsubscribed Securities to third parties as may be specified in the applicable Prospectus Supplement. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

         The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions set forth in the applicable Prospectus Supplement.

         In connection with the sale of Securities, underwriters may receive or be deemed to have received compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

         Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

         Under agreements the Company may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

         If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date.
Each contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

         Certain legal matters relating to the validity of the Securities will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================


     NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Prospectus Summary....................  S-3
The Company...........................  S-6
Use of Proceeds.......................  S-8
Capitalization........................  S-9
Description of Notes..................  S-10
Certain Federal Income Tax
  Considerations......................  S-20
Underwriting..........................  S-21
Legal Matters.........................  S-22
Experts...............................  S-22

PROSPECTUS
Available Information.................  2
Incorporation of Certain Documents by
  Reference...........................  2
The Company...........................  3
Use of Proceeds.......................  4
Description of Common Shares..........  4
Description of Preferred Shares.......  6
Description of Securities Warrants....  10
Description of Debt Securities........  12
Ratio of Earnings to Fixed Charges....  22
Plan of Distribution..................  22
Legal Matters.........................  23
Experts...............................  23

================================================================================



================================================================================

                                 [CAMDEN LOGO]

                                  $75,000,000

                             REMARKETED RESET NOTES
                                DUE MAY 9, 2002

                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                          ---------------------------

                              MERRILL LYNCH & CO.
                                  MAY 6, 1997

================================================================================